As filed with the Securities and Exchange Commission on February 28, 2006

                                                  Registration 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    Form S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)


    Colorado                          3674                      84-1057605
 (State or other           (Primary Standard Industrial       (I.R.S. Employer
 jurisdiction of            Classification Code Number)      Identification No.)
 incorporation or
 organization)

                            4250 Buckingham Dr. #100
                        Colorado Springs, Colorado 80907
                                 (719) 531-9444
               (Address, including zip code, and telephone number,
              including area code, of Principal Executive Offices)
                                   ----------
                                Harold Blomquist
                      Chief Executive Officer and President
                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)

                                   Copies to:
                            Hendrik F. Jordaan, Esq.
                              Garth B. Jensen, Esq.
                            Holme Roberts & Owen LLP
                            1700 Lincoln, Suite 4100
                             Denver, Colorado 80203
                                 (303) 861-7000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

                                 --------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462
(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       CALCULATION OF REGISTRATION FEE(1)

-------------------------------------------------------------------------------------------------------------------------

 Title of each class of           Amount to be       Proposed maximum        Proposed maximum             Amount of
    securities to be              registered(1)       offering price            aggregate            registration fee
       registered                                       per share            offering price
-------------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par            89,121,871            $0.27(2)              $24,062,905                  $2,575
value per share

-------------------------------------------------------------------------------------------------------------------------
                                  13,636,364            $0.27(2)               $3,681,818                    $394

-------------------------------------------------------------------------------------------------------------------------
                                   5,055,612          $0.7772(3)               $3,929,222                    $420

-------------------------------------------------------------------------------------------------------------------------
                                     375,000            $1.25(3)                 $468,750                     $50

-------------------------------------------------------------------------------------------------------------------------
                                     375,000            $1.50(3)                 $562,500                     $60

-------------------------------------------------------------------------------------------------------------------------
                                   2,579,980           $0.265(3)                 $683,695                     $73

-------------------------------------------------------------------------------------------------------------------------
                                     386,997           $0.627(3)                 $242,647                     $26
-------------------------------------------------------------------------------------------------------------------------
                                     200,000            $0.50(3)                 $100,000                     $11

-------------------------------------------------------------------------------------------------------------------------
                                   1,062,500            $0.28(3)                 $297,500                     $32
-------------------------------------------------------------------------------------------------------------------------
Total                            112,793,324(4)                               $34,029,037                  $3,641(5)
-------------------------------------------------------------------------------------------------------------------------

(1) Comprises 89,121,871 shares of common stock currently issued, 13,636,364 shares of common stock issuable in the future upon the conversion of debentures at $0.22 per share and 10,035,089 shares of common stock issuable in the future upon exercise of warrants with exercise prices of $0.627, $0.50, $0.265, $0.28, $0.7772, $1.25 and $1.50 per share.

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and the asked prices of our common stock as reported on the Over-the-Counter Bulletin Board on February 23, 2006.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(4) Of the 112,793,324 shares being registered hereunder, pursuant to Rule 429(b), 32,699,131 shares are being carried forward from the registrant's prior Registration Statement on Form S-2 (File No. 333-126041). Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(5) The registrant, Simtek Corporation, previously paid a registration fee of $427.46 in connection with the Registration Statement on Form SB-2 (File No. 333-111408) initially filed on November 18, 2004 and a registration fee of $611.62 in connection with the Registration Statement on Form SB-2 (File No. 333-120586) initially filed on November 26, 2003; the securities offered under such registration statements remain unsold and the registrant has withdrawn such registration statements. Accordingly, pursuant to Rule 457(p), the registration fee payable with respect to this registration statement on Form S-1 was offset by $1,039.08 from $3,641 to $2,601.62. The registrant previously paid $482.99 pursuant to the Registration Statement on Form S-2 (File No. 333-126041) and previously paid $418.38 pursuant to the Pre-Effective Amendment No. 1 on Form S-2 (File No. 333-126041); as such, only $1,700.25 is due at this time.

                        ---------------------------------

     Pursuant to Rule 429 under the Securities Act of 1933, as amended, this registration statement contains a combined prospectus that also relates to 32,699,131 shares of common stock registered on Form S-2, registration no. 333-126041, which have not been offered or sold as of the date of the filing of this registration statement. This registration statement constitutes a post-effective amendment to the prior related registration statement, pursuant to which the total amount of unsold previously registered securities may be offered and sold as any of the securities registered hereunder, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement and in accordance with Section 8(c) of the Securities Act of 1933, as amended. If the previously registered securities are offered and sold prior to the effective date of this registration statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                        Purpose of Registration Statement

     This registration statement registers a total of 112,793,324 shares of common stock that may be offered by shareholders of Simtek Corporation. Out of the 112,793,324 shares under the combined prospectus, 32,699,131 shares have already been registered on Form S-2, registration no. 333-126041, and are being carried forward pursuant to Rule 429(b).

                                  Special Note

     This registration statement on Form S-1, which, among other things, acts as a post-effective amendment to the registration statement on Form S-2 (Registration No. 333-126041), is being filed on Form S-1 because Form S-2 is no longer available as a result of the Securities Offering Reform amendments recently adopted by the Commission.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


           PROSPECTUS (SUBJECT TO COMPLETION) DATED FEBRUARY 28, 2006

                               112,793,324 Shares



                               SIMTEK CORPORATION

                                  Common stock

                                   ----------

     This prospectus is being used to register 112,793,324 shares of Simtek Corporation's common stock being offered by the selling security holders, which include certain of our current and former officers and directors. Of the shares offered by this prospectus, 89,121,871 shares are currently issued and outstanding, 13,636,364 shares are issuable upon conversion of convertible debentures at $0.22 per share and 10,035,089 shares are issuable upon exercise of outstanding stock purchase warrants with exercise prices ranging from $0.265 to $1.50 per share.

     The selling security holders may from time to time offer and sell the shares offered under this prospectus in a number of different ways and at varying prices. We provide more information about how the selling security holders may sell the shares in the section entitled "Plan of Distribution" beginning on page 16. The selling security holders will receive all of the proceeds from the sale of the shares. The selling security holders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the sale of the shares, although we will receive the exercise price payable to us upon the exercise of the stock purchase warrants.

     Our common stock is traded on the OTC Bulletin Board under the symbol "SRAM." On February 23, 2006, the closing sale price of our common stock was $0.27 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 28, 2006.

                              --------------------

                                TABLE OF CONTENTS

Summary......................................................................  3

Risk Factors.................................................................  4

Special Note Regarding Forward-Looking Statements............................ 10

Use of Proceeds.............................................................. 10

Selling Security Holders..................................................... 11

Description of Securities.................................................... 15

Plan of Distribution......................................................... 16

Legal Matters................................................................ 17

Experts...................................................................... 17

Available Information........................................................ 17

                                     SUMMARY

     This summary highlights selected information from this prospectus and the documents incorporated by reference into this prospectus. This summary does not contain all of the information that may be important to you. Please carefully read the entire prospectus and the documents incorporated by reference.

Our Company

     We develop, market and subcontract the production of nonvolatile semiconductor memories. Nonvolatility prevents loss of programs and data when electrical power is removed from the semiconductor. Our memory products feature fast data access and programming speeds. Our products are targeted for use in commercial or military electronic equipment markets. These markets are industrial control systems, office automation, medical instrumentation, telecommunication systems, cable television, and numerous military systems, including communications, radar, sonar and smart weapons.

     Our principal executive office is located at 4250 Buckingham Dr. #100; Colorado Springs, Colorado 80907. Our telephone number is 719-531-9444.

The Offering

     This offering relates to a total of 112,793,324 shares of our common stock that may be resold by the selling security holders. Of the shares offered by this prospectus, 89,121,871 shares are currently issued and outstanding, 13,636,364 shares are issuable upon conversion of convertible debentures at $0.22 per share and 10,035,089 shares are issuable upon exercise of outstanding stock purchase warrants with exercise prices ranging from $0.265 to $1.50 per share. The shares offered include 950,000 shares held by our current chairman and chief executive officer and 200,000 shares held by our former chief executive officer. See "Selling Security Holders."

     We will receive no proceeds from this offering.

                                  RISK FACTORS

     YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE BEFORE BUYING OUR SHARES. THE SEMICONDUCTOR INDUSTRY IS CHANGING RAPIDLY. THEREFORE, THE FORWARD-LOOKING STATEMENTS AND STATEMENTS OF EXPECTATIONS, PLANS AND INTENT IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE ARE SUBJECT TO A GREATER DEGREE OF RISK THAN SIMILAR STATEMENTS REGARDING SOME OTHER INDUSTRIES.

OUR LIMITED OPERATING CAPITAL AND OUR ABILITY TO RAISE ADDITIONAL MONEY MAY HARM OUR ABILITY TO DEVELOP AND MARKET OUR PRODUCTS

     To date, we have required significant capital for product development, subcontracted production and marketing. We have funded these from the sale of products, the sale of product and technology licenses and from royalties as well as from the sale of our convertible debt and equity securities.

     We have not seen any significant increase in our product sales in the past year and our gross margins are less than we had anticipated. Therefore, our cash requirements for the development, subcontracted production and marketing of our existing product families have been difficult to maintain. We cannot guarantee that we will be able to achieve an increase in product sales and gross margins. We may need more capital in the next year and after that to develop new products. We are not sure that we will be able to raise more capital on reasonable terms, if at all. If we cannot, then we may not be able to develop and market new products. The development, subcontracted production and marketing of our existing products may also suffer, causing our financial position and stock price to deteriorate.

WE MAY EXPERIENCE OPERATING LOSSES IN THE NEXT SEVERAL YEARS

     We began business in 1987. Through September 30, 2005, we had accumulated losses of approximately $44.0 million. We realized net income for the first time for the year ended December 31, 1997 and continued to realize net income through June 30, 2000. Subsequent to June 30, 2000 and through September 30, 2005, we realized net losses primarily as a result of accounting charges, from the purchase of incomplete research and development in September 2000, decreased revenue, decreased gross margins, increased competitive pressures and increased research and development costs related to new product development. We may continue to experience net operating losses in the future. Continuing net operating losses could materially harm our results of operations, increase our need for additional capital in the future, and hurt our stock price.

WE MIGHT NOT BE ABLE TO RE-GAIN COMPLIANCE WITH CERTAIN COVENANTS SET FORTH IN OUR LOAN AGREEMENT WITH THE RENN CAPITAL GROUP; IF WE ARE UNABLE TO DO SO, THE RENN CAPITAL GROUP COULD ACCELERATE THE $3 MILLION LOAN AND FORECLOSE ON THE COLLATERAL THAT WE GRANTED TO IT

     Our loan agreement with Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and BFSUS Special Opportunities Trust PLC, or the RENN Capital Group, formerly Renaissance Capital Group, Inc., contains various financial covenants. As of September 30, 2005, we were not in compliance with two of the covenants set forth in the loan agreement, which covenants relate to the interest coverage ratio and debt to equity ratio. On October 20, 2005, we received a waiver for the two covenants through October 1, 2006. However, significant variances in future actual operations from our current estimates could result in the reclassification of this note to a current liability. If the note becomes due and we cannot pay it, RENN Capital Group may foreclose on the assets that we pledged as security for the note. This would significantly harm our business.

WE MAY BE UNABLE TO IMPLEMENT SUCCESSFULLY INTO OUR OPERATIONS THE ASSETS ACQUIRED FROM ZMD ON DECEMBER 30, 2005

     On December 30, 2005, we closed our acquisition from Zentrum Mikroelektronik Dresden AG ("ZMD") of certain intellectual property and assets related to ZMD's nvSRAM product line. We may be unable to integrate successfully into our operations the assets acquired from ZMD, including: by a failure to gain customer agreement to purchase products from Simtek or to qualify Simtek's designs or processes; by a failure to coordinate international operations, relationships and facilities, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and by a failure to implement and maintain uniform standards, internal controls, business processes, procedures, policies and information systems. Our failure to meet any of these challenges could cause us to fail to realize any accretive benefits of the acquisition of the assets from ZMD and could seriously harm our results of operations.

WE MAY BE UNABLE TO RETAIN AN EFFECTIVE FOCUS IN OUR INDUSTRY OR RETAIN CUSTOMERS FOLLOWING THE ACQUISITION OF ASSETS FROM ZMD

     The challenges to Simtek as a result of the acquisition of certain intellectual property and assets from ZMD on December 30, 2005 include:

     o communicating a strategic vision to the market regarding Simtek and executing on that strategic vision;

     o implementing sales and marketing efforts to effectively communicate to customers the capabilities of Simtek;

     o overcoming possible concerns of certain customers about not having two sources of supply for the products they previously purchased from both Simtek and ZMD;

     o gaining acceptance from former ZMD customers for Simtek's designs, products or processes; and

     o overcoming any perceived adverse changes in business focus, including demonstrating to customers that the acquisition of certain assets from ZMD will not result in an adverse change in customer service standards or business focus and helping customers conduct business easily with Simtek going forward.

     The failure to meet any of these challenges could seriously hinder Simtek's plans for product development as well as business and market expansion following the acquisition of certain intellectual property and assets from ZMD.

IF WE CANNOT RECEIVE SILICON WAFERS WE REQUIRE TO MANUFACTURE OUR PRODUCTS FROM CHARTERED SEMICONDUCTOR MANUFACTURING AT THE VOLUMES OR THE PRICES WE REQUIRE, OUR REVENUES, EARNINGS AND STOCK PRICE COULD SUFFER

     We currently purchase the silicon wafers we require to build our 16 kilobit, 64 kilobit, 5 volt 256 kilobit and 3 volt 256 kilobit memory products primarily from Chartered Semiconductor Manufacturing Plc. of Singapore, or Chartered. We have not had a manufacturing contract with Chartered since 1998. We have maintained a good relationship with Chartered for the pricing and delivery of our wafers. Due to the volatility of the semiconductor market, we have limited control over the pricing and availability of the wafers we require in order to build our products. The risk of not receiving the products and pricing we need from Chartered has escalated. The silicon wafer production plant affiliated with ZMD, called Z-Foundry, is the primary source of 0.8 micron wafers to supply semiconductor memories previously manufactured and sold to customers of ZMD. If we are unable to obtain the products and pricing we need from Chartered or Z-Foundry, our business could suffer.

SINCE WE DEPEND GREATLY ON SUBCONTRACTORS, THEIR POOR PERFORMANCE COULD HURT OUR OPERATIONS

     In addition to subcontracting silicon wafer production, we subcontract the product assembly and product testing portions of our business to independent companies. Our operating results depend on these subcontractors' ability to supply us with silicon wafers that meet our specifications and to assemble and test enough of our products to meet our customers' needs. We have depended on Chartered to manufacture all of our silicon wafers for our 0.8-micron memory products which accounted for approximately 86% of our total revenue for 2004. These wafers are the raw materials required to manufacture certain of our semiconductor products. Without these wafers, we would be unable to sell our products based on the .80 micron wafers. If Chartered is unable to meet our silicon wafer needs on time and at a price that we find acceptable, we would have to find another wafer manufacturer. If we cannot find other suppliers, manufacturers or assemblers on acceptable terms, we may not be profitable. In addition, our subcontractors must be audited and recertified by us on a regular basis for us to continue to produce military-qualified products. We cannot assure you that we will be able to complete this recertification successfully or in a timely manner.

THE UNCERTAINTY INVOLVED IN MANUFACTURING SEMICONDUCTORS MAY INCREASE THE COSTS AND DECREASE THE PRODUCTION OF OUR PRODUCTS

     In order for us to be profitable, we must drive our manufacturing costs down and secure the production of sufficient product. Semiconductor manufacturing depends on many factors that are complex and beyond our control and often beyond the control of our subcontractors. These factors include contaminants in the manufacturing environment, impurities in the raw materials used and equipment malfunctions. Under our arrangements with our subcontractors, our subcontractors pass on to us substantially all of their costs that are unique to the manufacture of our products. Accordingly, these factors could increase the cost of manufacturing our products and decrease our profits. These factors could also reduce the number of semiconductor memories that our subcontractors are able to make in a production run. If our subcontractors produce fewer of our products, our revenues may decline.

DELAYS IN MANUFACTURING MAY NEGATIVELY IMPACT OUR REVENUE AND NET INCOME

     It takes approximately three months for our subcontractors to manufacture our semiconductor memories. Any delays in receiving silicon wafers from our subcontractors will delay our ability to deliver our products to customers. This would delay sales revenue and could cause our customers to cancel existing orders or not place future orders. In addition, if we are not able to make all of our planned semiconductor memories in a production run this could delay delivery of our products. These delays could occur at any time and would affect our net income.

WE DEPEND ON INDEPENDENT SALES REPRESENTATIVES AND DISTRIBUTORS TO SELL OUR PRODUCTS AND THE TERMINATION OF ANY OF THESE RELATIONSHIPS MAY HARM OUR REVENUE

     We use independent sales representatives and distributors to sell the majority of our products. The agreements with these sales representatives and distributors can be terminated without cause by either party with 30 to 90 days written notice. If one or more of our sales representatives or distributors terminates our relationship, we may not be able to find replacement sales representatives and distributors on acceptable terms or at all. This could affect our profitability. In addition, during 2004 approximately 35% of our product sales were to three distributors. We cannot be certain that we will be able to maintain our relationship with these distributors.

DELAYS IN OR FAILURE OF PRODUCT QUALIFICATION MAY HARM OUR BUSINESS

     Prior to selling a product, we must establish that it meets expected performance and reliability standards. As part of this testing process, known as product qualification, we subject representative samples of products to a variety of tests to ensure that performance in accordance with commercial, industrial and military specifications, as applicable. If we are unable to successfully accomplish product qualification for our future products, we will be unable to sell these future products. Even with successful initial product qualifications, we cannot be assured that we will be able to maintain product qualification or achieve sufficient sales to meet our operating requirements.

SINCE THE SEMICONDUCTOR INDUSTRY IS FAST CHANGING, OUR SUCCESS DEPENDS ON OUR ABILITY TO INTRODUCE NEW PRODUCTS

     The semiconductor industry is characterized by rapid changes in technology and product obsolescence. Our success in the semiconductor industry depends in part upon our ability to expand our existing product families and to develop and market new products. The technology we currently use may be made obsolete by other competing or newly developed memory or other technologies. The development of new semiconductor designs and technologies typically requires substantial costs for research and development. Even if we are able to develop new products, the success of each new product depends on several factors including whether we selected the proper product and our ability to introduce it at the right time, whether the product is able to achieve acceptable production yields and whether the market accepts the new product. We cannot guarantee that we will be successful in developing new products or whether any products that we do develop will satisfy the above factors. In September 2003, we began shipping samples of our 1 megabit 3 volt nonvolatile semiconductor memory product. While we achieved production qualification on this product in September 2005, we cannot assure you that we will not discover technical problems or manufacturing concerns with this new product, that demand will continue to develop for the new product or that we will be able to continue to sell this new product at a profit.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY PREVENT US FROM MAINTAINING A CONSISTENT REVENUE STREAM AND MAY HARM OUR STOCK PRICE

     The semiconductor industry has historically experienced significant peaks and valleys in sales volumes resulting in large variations of revenues and resulting profits or losses. We do not have direct influence on the nature of the broad semiconductor market. Variations in the revenues and profits within the semiconductor industry may cause us to incur significant losses in the future. If the stock prices of many semiconductor companies decrease, our stock price may also suffer. Recently, the semiconductor industry has experienced increased losses and the stock prices of many semiconductor companies, including us, have fluctuated.

IF WE CANNOT RECEIVE THE SILICON WAFERS WE REQUIRE TO MANUFACTURE OUR PRODUCTS FROM DONGBUANAM SEMICONDUCTOR AT THE VOLUMES OR THE PRICES WE REQUIRE, OUR REVENUES, EARNINGS AND STOCK PRICE COULD SUFFER

     We currently purchase the silicon wafers we require to build our 0.25 micron product family from DongbuAnam Semiconductor in Korea. We do not have an alternate source for our 0.25 micron memory products, at this time. If we cannot purchase the silicon wafers we require to produce these products from DongbuAnam at the volumes or the prices we require, our business could suffer.

IF WE FAIL TO COMPLETE OUR AGREEMENT OR IF WE FAIL TO SUCCESSFULLY IMPLEMENT PRODUCTS WITH CYPRESS SEMICONDUCTOR, OUR LIQUIDITY AND REVENUES MAY SUFFER

     On May 5, 2005, we closed a production and development agreement with Cypress Semiconductor Corporation to jointly develop an "S8" 0.13-micron silicon-oxide-nitride-oxide-silicon (SONOS) nonvolatile memory production process. The production and development agreement also calls for Cypress to produce one or more Simtek products, as designated by Simtek, using the S8 process. We cannot assure you that we will be able to successfully develop and bring to qualified volume production products based on the S8 process or that Cypress will be able to develop embedded products contemplated to be developed using Simtek's intellectual property. If the development of the S8 process is delayed or fails, or if Cypress is unable to meet our production requirements, we might not be able to meet potential future orders planned to be received from our customers. This could significantly harm our revenue and future growth potential. We also entered into an escrow agreement pursuant to which we deposited $3 million into an escrow account in order to support and make certain payments for the S8 process and product developments. If we fail to complete the development and production agreement, we might forfeit our rights to the escrow amount. This could harm our liquidity position.

OUR AGREEMENT WITH CYPRESS SEMICONDUCTOR CORPORATION MAY CONSUME OUR LIMITED RESOURCES OF ENGINEERS AND CONSUME A SIGNIFICANT AMOUNT OF OUR WORKING CAPITAL PREVENTING US FROM COMPLETING OTHER TASKS

     Our production and development agreement with Cypress may consume a considerable amount of our engineering resources, which may limit the resources available to maintain or improve our production yields on our existing products and develop other new and derivative products. In addition to these indirect expenses related to our engineering resources, our obligations under the production and development agreement will consume a significant amount of our working capital until December 31, 2006. This may harm our business and stock price.

THE INTENSE COMPETITION IN THE SEMICONDUCTOR INDUSTRY MAY CAUSE US TO LOSE SALES REVENUE TO OTHER SUPPLIERS

     There is intense competition in the semiconductor industry. We experience competition from a number of domestic and foreign companies, most of which have significantly greater financial, technical, manufacturing and marketing resources than we have. Our competitors include major corporations with worldwide silicon wafer fabrication facilities and circuit production facilities and diverse, established product lines. We also compete with companies, such as Ramtron International Corporation, attempting to obtain a share of the market for our product families. If any of our new products achieve market acceptance, other companies may sell competitive products at prices below ours. This would have an adverse effect on our operating results.

GIVEN THE SCARCITY OF TRAINED PERSONNEL IN THE SEMICONDUCTOR INDUSTRY, THE LOSS OF KEY EMPLOYEES COULD MATERIALLY AFFECT OUR FINANCIAL RESULTS

     Our success depends in large part on our ability to attract and retain qualified technical and management personnel. There are limited personnel trained in the semiconductor industry resulting in intense competition for these personnel. If we lose any of our key personnel, this could have a material adverse affect on our ability to conduct our business and on our financial results.

OUR PATENTS MAY NOT PROVIDE US EFFECTIVE INTELLECTUAL PROPERTY PROTECTION; THIS COULD HARM OUR BUSINESS

     We have been issued 30 U.S. patents (and assigned one other U.S. patent and three German patents) relating to specific aspects of our current products. We have also applied outside the United States for patents on our technology. We are not sure that any of the patents for which we have applied will be issued or, even if they are issued, will provide us with meaningful protection from competition. We may also not have the money required to maintain or enforce our patent rights. Notwithstanding our patents, other companies may obtain patents similar or relating to our patents.

     We seek to protect a significant portion of our intellectual property as trade secrets, rather than patents. Unlike patents, trade secrets must remain confidential in order to retain protection as proprietary intellectual property. We cannot assure you that our trade secrets will remain confidential. If we lose trade secret protection, our business could suffer.

IF OUR PRODUCTS AND TECHNOLOGY INFRINGE ON THIRD PARTY PATENTS, OUR PRODUCT SALES MAY SUFFER

     We have not determined whether our products are free from infringement of others' patents. If patent infringement claims are asserted against us and are upheld, we will try to modify our products so that they are non-infringing. If we are unable to do so, we will have to obtain a license to sell those products or stop selling the products for which the claims are asserted. We may not be able to obtain the required licenses. Any successful infringement claim against us, our failure to obtain any required license or requirement for us to stop selling any of our products, may force us to discontinue production and shipment of these products. This may result in reduced product sales and harm our revenues.

     In 1998, we received notice of a claim for an unspecified amount from a foundation that owns approximately 180 patents and 70 pending applications. The foundation claimed that some of the machines and processes used in the building of our semiconductor devices infringe on the foundation's patents. In April 1999, we reached an agreement with the foundation for us to purchase a nonexclusive license of the foundation's patents, based on our product offerings and sales forecast at that time. If our products or actual sales revenue vary significantly from the time of the agreement, we may be subject to additional payments.

     In late 2002, we received notice of possible patent infringement from a corporation that has acquired a portfolio of patents. We have reviewed the claim and believe there are no potential infringements. We have received no further notification from this corporation. While there can be no assurances, if there are any infringements, we believe we will be able to enter into a licensing agreement with such company without any material impact on us.

FOREIGN CURRENCY EXCHANGE RATE FLUCTUATIONS MAY INCREASE OUR COSTS, LOWER OUR REVENUES AND CAUSE LOSS OF CUSTOMERS TO OUR COMPETITORS

     We purchase materials, including silicon wafers, from outside the United States. In 2004, over 62% of our sales were to customers located outside of the United States. In the first nine months of 2005, over 73% of our sales were to customers located outside of the United States. We operate using United States dollars as the functional currency. Changes in foreign currency exchange rates can reduce our revenues and increase our costs. For example, our subcontractors may increase the prices they charge us, on a per purchase order basis, for silicon wafers if the United States dollar weakens. Any large exchange rate fluctuation could affect our ability to compete with manufacturers who operate using foreign currencies. We do not try to reduce our exposure to these exchange rate risks by using hedging transactions. Although we have not had any material losses due to exchange rate fluctuations over the last three years, we cannot assure you that we will not incur significant losses in the future.

BECAUSE OUR COMMON STOCK IS LISTED ONLY ON THE OTC ELECTRONIC BULLETIN BOARD, IT WILL BE MORE DIFFICULT TO SELL OUR COMMON STOCK

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "SRAM." Our common stock was listed on the Nasdaq Small-Cap Market until July 18, 1995, but, because we no longer met Nasdaq's listing requirements, our common stock transferred to the OTC Electronic Bulletin Board as mandated by Nasdaq rules. We may not be able to meet the requirements for relisting our common stock on Nasdaq or listing on any other exchange in the near future or in the longer term.

     Securities that are not listed on the Nasdaq Small-Cap Market or other exchange are subject to a Securities and Exchange Commission rule that imposes special requirements on broker-dealers who sell those securities to persons other than their established customers and accredited investors. The broker-dealer must determine that the security is suitable for the purchaser and must obtain the purchaser's written consent prior to the sale. These requirements may make it more difficult for our security holders to sell their securities and may affect our ability to raise more capital. It may also make it harder for you to sell our stock than the stock of some other companies.

IF WE ISSUE SECURITIES AT LOW PRICES IN THE FUTURE, SOME OF OUR SECURITY HOLDERS MAY BE ENTITLED TO ACQUIRE MORE OF OUR SECURITIES, WHICH MAY DILUTE AND HARM THE HOLDERS OF OUR COMMON STOCK

     We may be obligated under agreements with certain of our security holders to issue to them additional securities in exchange for little or no consideration if we sell our securities in the future at or below certain prices. The issuance of such securities could dilute and harm the holders of our common stock.

BECAUSE WE DO NOT INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE, YOUR INVESTMENT RETURN MAY BE LIMITED

     We have never paid cash dividends on our common stock. We do not expect to pay dividends in the foreseeable future. We intend to use any earnings to finance growth. You should not expect to receive dividends on your shares of common stock.

IF OUR BOARD OF DIRECTORS AUTHORIZES THE ISSUANCE OF PREFERRED STOCK, HOLDERS OF OUR COMMON STOCK COULD BE DILUTED AND HARMED

     Our board of directors has the authority to issue up to 2,000,000 shares of preferred stock in one or more series and to establish the preferred stock's voting powers, preferences and other rights and qualifications without any further vote or action by the shareholders. The issuance of preferred stock by our board of directors could dilute and harm the rights of the holders of our common stock. It could potentially be used to discourage attempts by others to obtain control of us through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. Given our present capital requirements, it is possible that we may need to raise capital through the sale of preferred stock in the future.

STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF WE FAIL TO COMPLY IN A TIMELY MANNER, OUR BUSINESS COULD BE HARMED AND OUR STOCK PRICE WOULD DECLINE.

     Rules adopted by the Securities and Exchange Commission pursuant to Section 404 of the Sarbanes-Oxley Act require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent auditors. This requirement may apply to our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, or based on certain qualifying 2006 standards, for the fiscal year ending December 31, 2007. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent auditors is new and we may encounter problems or delays in completing the implementation of any requested improvements or remediation and receiving an attestation of our assessment by our independent auditors. We can provide no assurance as to our, or our independent auditors', conclusions at December 31, 2006 (or 2007 as required by regulations), with respect to the effectiveness of our internal control over financial reporting. The above factors creates a risk that we, or our independent auditors, will not be able to conclude at December 31, 2006 (or 2007 as required by regulations) that our internal controls over financial reporting are effective as required by the Sarbanes-Oxley Act. If we cannot assess our internal control over financial reporting as effective, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, investors could lose confidence in our reported financial information and the trading price of our stock could drop.



                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains some "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 and information relating to us that are based on the beliefs of our management, as well as assumptions made by and the information currently available to our management. When used in this prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in these forward-looking statements, including those risks discussed in this prospectus.

   You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except for special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent circumstances, we do not intend to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.



                                 USE OF PROCEEDS

     This prospectus covers 112,793,324 shares. All of these shares are being offered by the selling security holders, which include some of our current and former officers and directors. We will not receive any proceeds from the sale of the shares.

                            SELLING SECURITY HOLDERS

     Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Under these rules, a person is deemed to beneficially own a security if that person has or shares voting power or investment power with respect to that security, or has the right to acquire beneficial ownership of that security within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. Percentage of beneficial ownership of common stock prior to and after the offering is based on 146,910,823 shares of common stock outstanding as of January 30, 2006. Securities that are exercisable or convertible into shares of our common stock within 60 days of the date of this prospectus are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

     The following table sets forth information about the selling security holders who are selling shares of our common stock pursuant to this prospectus.

                                                                                                             Percentage
                                                                                               Number of      of Class
                                                              Number of          Number of       Shares      Following
                                                         Shares Beneficially      Shares       Following        the
Name and Address of Selling Security Holders            Owned Before Offering    Offered      the Offering    Offering
---------------------------------------------           ---------------------    ---------    ------------   ----------

Crestview Capital Master LLC                                24,687,500          24,687,500         0            *
95 Revere Drive, Suite A
Northbrook, IL 60062

Big Bend XXVII Investments, L.P.                            14,375,000          14,375,000         0             *
3401 Armstrong Avenue
Dallas, TX 75205-4100

Toibb Investment LLC                                        11,875,000          11,875,000         0             *
6355 Topanga Canyon Blvd., Suite 335
Los Angeles, CA 91367

Cypress Semiconductor Corporation                           11,796,428          11,796,428         0             *
3901 North First Street
San Jose, CA 95134-1599

SF Capital Partners Ltd.                                    10,107,367          12,171,351         0             *
c/o Stark Offshore Management, LLC
3600 South Lake Drive
St. Francis, WI 53235

Renaissance Capital Growth & Income Fund III, Inc.           9,537,782           8,537,782      1,000,000        *
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

Renaissance US Growth Investment Trust PLC                   9,537,783           8,537,783      1,000,000        *
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206



                                       11


BFSUS Special Opportunities Trust PLC                        8,537,783           8,537,783         0             *
c/o RENN Capital Group
8080 N. Central Expressway, Suite 210-LB59
Dallas, TX 75206

Zentrum Mikroelektronik Dresden AG                           6,260,713           6,260,713         0             *
Grenzstrasse 28
D-01109 Dresden, Germany

Harold Blomquist                                             1,781,494(1)          950,000        831,494        *
3935 Serenity Place
Colorado Springs, CO 80908

C. E. Unterberg, Towbin                                      1,062,500           1,062,500         0             *
275 Middlefield Rd.
Menlo Park, CA 94025

Douglas Mitchell                                               939,386(2)          200,000        739,386        *
1725 Sunshine Circle
Woodland Park, CO 80863

Straus Partners, LP                                            781,250             781,250           0           *
605 Third Avenue
New York, NY 10158

Straus GEPT Partners, LP                                       781,250             781,250           0           *
605 Third Avenue
New York, NY 10158

Michael Seedman                                                625,000             625,000           0           *
1436 Waverly Road
Highland Park, IL 60035

Bluegrass Growth Fund LP                                       613,494             613,494           0           *
122 East 42nd St., Suite 2606
New York, NY 10168

Bluegrass Growth Fund LTD                                      613,494             613,494           0           *
Walker House
George Town
Grand Cayman
Cayman Islands

Merriman Curhan Ford & Co.                                     386,997             386,997           0           *
601 Montgomery Street, 18th Floor
San Francisco, CA 94111


* Less than 1%


(1) Includes 800 shares of our common stock that Mr. Blomquist's son personally owns and includes 830,694 shares issuable upon exercise of presently exercisable options.

(2) Includes 570,000 shares issuable upon exercise of presently exercisable options.

     On July 1, 2002, we received $3,000,000 from the RENN Capital Group in return for issuing 7.5% convertible debentures with an aggregate principal amount of $3,000,000. The convertible debentures have a maturity date of June 28, 2009 and originally had a conversion rate of $0.312, which would have resulted in 9,615,384 shares being issued upon conversion. In connection with the sale of $11,000,000 of our common stock on December 30, 2005, instead of lowering the conversion price of the 2002 convertible debentures, as required by the terms of the 2002 convertible debentures, from $0.312 per share to $0.16 per share as a result of the December 30, 2005 offering at $0.16 per share, we agreed with the RENN Capital Group that the conversion price would only be lowered to $0.22 per share as a result of the December 30, 2005 offering. As a result, instead of just 9,615,384 shares issuable upon conversion of the 2002 debentures (which would be the case were the conversion price still $0.312 per share), there are currently a total of 13,636,364 shares of common stock that are issuable to the RENN Capital Group upon conversion of the debentures as a result of the reduction of the conversion price to $0.22 per share. Also on December 30, 2005, we issued 9,375,000 shares of common stock to the RENN Capital Group in exchange for $1,500,000. On November 7, 2003, we received $1,500,000 from the RENN Capital Group in return for issuing 1,651,983 shares of our common stock and warrants to acquire 750,000 shares of our common stock. These warrants have 5-year terms with an exercise price of $1.25 per share for 375,000 shares and $1.50 per share for 375,000 shares. On June 28, 2005, we issued warrants to purchase 200,000 shares of our common stock to the RENN Capital Group in exchange for a waiver of certain provisions relating to the 7.5% debentures. These warrants have 5-year terms with an exercise price of $0.50 per share. Of the 112,793,324 shares that we are registering in this prospectus, 25,613,348 shares relate to these July 1, 2002, November 7, 2003, June 28, 2005 and December 30, 2005 transactions.

     On October 12, 2004, we received $2,500,000 from SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD in return for issuing 5,159,959 shares of our common stock and warrants to acquire 2,579,980 shares of our common stock. In connection with the $2,500,000 equity financing, we issued to Merriman Curhan Ford & Co., the investment banking firm that advised us in such transaction, warrants to acquire 386,997 shares of our common stock. The warrants issued to Merriman Curhan Ford & Co. have a 5-year term with an exercise price of $0.627 per share. The warrants issued to SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD have 5-year terms and originally had an exercise price of $0.627 per share. In connection with the sale of $11,000,000 of our common stock on December 30, 2005, we agreed with Bluegrass Growth Fund LP, Bluegrass Growth Fund LTD and SF Capital Partners Ltd. that in exchange for their waiver of certain participation rights held by them in connection with the December 30, 2005 offering, the exercise price of their warrants to acquire 2,579,980 shares of our common stock would be lowered from $0.627 per share to $0.265 per share. Also on December 30, 2005, we issued 6,250,000 shares to SF Capital Partners Ltd. in exchange for $1,000,000. As of the date of this prospectus, SF Capital Partners Ltd. owns 10,107,367 shares as a result of the October 12, 2004 and December 30, 2005 transactions, and has a warrant to purchase 2,063,984 shares with an exercise price of $0.265 per share as a result of the October 12, 2004 transaction. By its terms, the warrant issued to SF Capital Partners Ltd. may not be exercised if the exercise would cause SF Capital Partners Ltd. to be a 5% or more holder of all of our outstanding common stock; however, SF Capital Partners Ltd. may waive such restriction on 61 days notice to us. Given the number of shares of our common stock that SF Capital Partners Ltd. holds as of the date of this prospectus, SF Capital Partners Ltd. cannot exercise such warrant unless it waives the restriction and gives us 61 days notice of the waiver; as such, the 2,063,984 shares issuable under the warrant are not included in SF Capital Partner Ltd.'s entry in the Selling Security Holder table above under the column entitled "Number of Shares Beneficially Owned Before Offering." 13,785,336 of the shares that we are registering relate to the October 12, 2004 and December 30, 2005 transactions with, as applicable, SF Capital Partners Ltd., Bluegrass Growth Fund LP, Bluegrass Growth Fund LTD and Merriman Curhan Ford & Co.

     On May 4, 2005, we received $4,000,000 from Cypress in return for issuing 6,740,816 shares of our common stock and warrants to acquire 5,055,612 shares of our common stock. The warrants have a 10-year term with an exercise price of $0.7772. Of the 112,793,324 shares that we are registering in this prospectus, 11,796,428 shares relate to this transaction.

     On May 19, 2005 and pursuant to his employment agreement with us, Mr. Harold Blomquist, our President and Chief Executive Officer, purchased 200,000 shares of our common stock directly from us at a purchase price of $0.542 per share. On November 9, 2005 and pursuant to his employment agreement with us, Mr. Blomquist purchased 275,000 shares of our common stock directly from us at a purchase price of $0.298 per share. In each case, the purchase price was determined by calculating the average close price for the five trading days prior to the purchase date. On January 20, 2006 and also pursuant to his employment agreement with us, we issued an additional 475,000 shares of our common stock to Mr. Blomquist for no additional consideration to match his previous stock purchases.

     Mr. Douglas Mitchell was our President, Chief Executive Officer and Chief Financial Officer (acting) until his resignation from Simtek effective May 9, 2005. Pursuant to the terms of Mr. Mitchell's separation agreement incident to his resignation, we issued to Mr. Mitchell 150,000 shares of our common stock on June 15, 2005 and 50,000 shares of our common stock on November 25, 2005. 1,150,000 of the shares that we are registering relate to these two agreements with Mr. Blomquist and Mr. Mitchell.

     On December 30, 2005, we issued to ZMD 6,260,713 shares of Simtek common stock as partial payment for the assets we acquired from ZMD pursuant to the Asset Purchase Agreement, dated December 7, 2005, between us and ZMD. ZMD and Simtek were parties to a Product License Development and Support Agreement, dated June 1, 1994, and various Cooperation Agreements functioning as amendments to the Product License Development and Support Agreement, which, together, provided for the joint development of certain products by Simtek and ZMD and the licensing of certain products and intellectual property from Simtek to ZMD. All of these agreements were terminated (to the extent not already terminated) on December 30, 2005. Of the 112,793,324 shares that we are registering in this prospectus, 6,260,713 shares relate to this transaction.

     On December 30, 2005, as part of our sale of $11,000,000 of our common stock, we issued (in addition to the shares issued to SF Capital Partners Ltd. and the RENN Capital Group on such date, as described above): Crestview Capital Master LLC 24,687,500 shares in exchange for $3,950,000; Straus Partners, LP 781,250 shares for $125,000; Straus GEPT Partners, LP 781,250 shares for $125,000; Big Bend XXVII Investments, L.P. 14,375,000 shares for $2,300,000; Toibb Investment LLC 11,875,000 shares for $1,900,000; and Michael Seedman 625,000 shares for $100,000. In connection with such sale of $11,000,000 of our common stock, we issued to C. E. Unterberg, Towbin, the investment banking firm that advised us in such transaction, warrants to acquire 1,062,500 shares of our common stock. The warrants issued to C. E. Unterberg, Towbin have a five-year term with an exercise price of $0.28 per share.

                            DESCRIPTION OF SECURITIES

     Our amended and restated articles of incorporation and bylaws provide for a classified board of directors when we have six or more directors. This may have the effect of delaying or preventing changes in control of our management, which could adversely affect the market price of our common stock by discouraging or preventing takeover attempts that might result in the payment of a premium price to our shareholders.

Common Stock

     We are authorized to issue 300,000,000 shares of common stock, par value $0.01 per share. Each share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders. Holders of common stock do not have preemptive rights or rights to convert their common stock into other securities. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of the common stock have the right to a ratable portion of the assets remaining after payment of liabilities.

Preferred Stock

     Our amended and restated articles of incorporation authorize 2,000,000 shares of $1.00 par value preferred stock. The board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series and the designation of such series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholders and may adversely affect the voting power and other rights of the holders of common stock, including the loss of voting control to others. As of the date of this prospectus, there are no shares of preferred stock outstanding.

Announced Reverse Stock Split

     On January 3, 2006, we issued a press release announcing that our Board of Directors has discussed a reverse stock split in order to bring the number of issued and outstanding shares into the range of 10 million to 20 million and potentially re-incorporating us as a Delaware corporation. While no formal action has been authorized by the Board of Directors, we intend that any such reverse stock split or re-incorporation will comply with applicable law and our charter documents.

                              PLAN OF DISTRIBUTION

     Each selling security holder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers

     o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker dealer as principal and resale by the broker dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

     o broker dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

     The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

     Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling security holders and any broker dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because selling security holders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling security holder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling security holders.

     With respect to certain selling security holders, we agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling security holders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.



                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon by Holme Roberts & Owen LLP, Colorado Springs, Colorado.



                                     EXPERTS

     The financial statements of Simtek Corporation, included in our annual reports on Form 10-KSB for the years ended December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001, have been audited by Hein & Associates LLP, Independent Registered Public Accounting Firm, as set forth in their reports which are incorporated by reference in this prospectus and registration statement. Our financial statements are incorporated by reference in reliance on Hein & Associates LLP's reports, given on their authority as experts in accounting and auditing.



                              AVAILABLE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission under the Securities Act of 1933. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the Securities and Exchange Commission. We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect our reports, proxy statements and other information without charge at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the reports, proxy statements and other information that we file with the Securities and Exchange Commission can be obtained from our Internet website at http://www.simtek.com.

     The Securities and Exchange Commission allows us to "incorporate by reference" certain of the information required by this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below:

     * Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2004, December 31, 2003, December 31, 2002 and December 31, 2001.

     * Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005.

     * Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

     * Current Report on Form 8-K filed on March 18, 2005.

     * Current Report on Form 8-K filed on May 10, 2005.

     * Current Report on Form 8-K filed on May 12, 2005.

     * Current Report on Form 8-K filed on May 12, 2005.

     * Current Report on Form 8-K filed on May 17, 2005.

     * Current Report on Form 8-K filed on May 23, 2005.

     * Current Report on Form 8-K filed on June 13, 2005.

     * Current Report on Form 8-K filed on July 5, 2005.

     * Current Report on Form 8-K filed on August 12, 2005.

     * Current Report on Form 8-K filed on September 6, 2005.

     * Current Report on Form 8-K filed on October 6, 2005.

     * Current Report on Form 8-K filed on October 28, 2005.

     * Current Report on Form 8-K filed on December 9, 2005.

     * Current Report on Form 8-K filed on December 13, 2005.

     * Current Report on Form 8-K filed on January 3, 2006.

     * Current Report on Form 8-K filed on February 3, 2006.

     * Schedule 14A Definitive Proxy Statement filed on September 22, 2005.

     Upon receipt of an oral or written request we will provide, free of charge, to any person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Please direct your written requests to:

                               Simtek Corporation
                            4250 Buckingham Dr. #100
                           Colorado Springs, CO 80907
                                 (719) 531-9444
                          Attention: Investor Relations

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our Common Stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby, all of which expenses, except for the Commission registration fee are estimated:

Securities and Exchange Commission registration fee.............     $    3,641
Legal fees and expenses ........................................         18,000
Accounting fees                                                           3,000
Miscellaneous...................................................            500
                                                                     ----------

Total...........................................................     $   25,141
                                                                     ==========

The above expenses will be borne by us.


Item 14.  Indemnification of Directors and Officers

     The Colorado Business Corporation Act provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if (a) the person conducted himself or herself in good faith, (b) the person reasonably believed
(1) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (2) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. Such indemnification is permitted in connection with a proceeding by or in the right of the corporation only to the extent of reasonable expenses incurred in connection with the proceeding. A corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. The Colorado Business Corporation Act further provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer, against reasonable expenses incurred by him or her in connection with the proceeding.

     Our amended and restated articles of incorporation contain a provision that requires us to indemnify, to the fullest extent permitted under law, directors and officers against all costs and expenses reasonably incurred in connection with the defense of any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, in which such person may be involved by virtue of being or having been a director, officer or employee. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of Simtek pursuant to the foregoing provisions, or otherwise, Simtek has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.  Recent Sales of Unregistered Securities

     From January 1, 2003 through December 31, 2005, we issued options to purchase 7,464,334 shares of our common stock to our employees, consultants and directors with a range of exercise prices from $0.14 to $1.90 per share. From January 1, 2003 through December 31, 2005, we issued 2,766,474 shares of our common stock upon the exercise of stock options to our employees, consultants and directors. The options and common stock issued upon the exercise of options were issued in reliance on the exemption from registration provided by Rule 701 promulgated under the Securities Act as securities issued pursuant to certain compensatory benefit plans and contracts relating to compensation.

     On November 7, 2003, we closed a $1,500,000 equity financing with the RENN Capital Group. In exchange for the $1,500,000, we issued to the RENN Capital Group 1,651,983 shares of our common stock and warrants to acquire 750,000 shares of our common stock. The warrants have a 5-year term with an exercise price of $1.25 per share for 375,000 shares and $1.50 per share for 375,000 shares. With respect to our November 7, 2003 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the RENN Capital Group are sophisticated, accredited investors, there was no general solicitation and the RENN Capital Group had access to material information of Simtek.

     On October 12, 2004, we received $2,500,000 from SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD in return for issuing 5,159,959 shares of our common stock and warrants to acquire 2,579,980 shares of our common stock. In connection with the $2,500,000 equity financing, we issued to Merriman Curhan Ford & Co., the investment banking firm that advised us in such transaction, warrants to acquire 386,997 shares of our common stock. The warrants issued to SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD have 5-year terms and originally had an exercise price of $0.627 per share (which has been reduced to $0.265 per share as of December 30, 2005 as a result of an agreement between us and such entities). The warrants issued to Merriman Curhan Ford & Co. have a 5-year term with an exercise price of $0.627 per share. In addition, Merriman Curhan Ford & Co. received or is entitled to receive as commission (i) a cash payment of $187,500 (which equals 7.5% of the total amount of capital received by us from the sale of the common stock and the warrants in the transaction); and (ii) a cash payment equal to 7.5% of the capital received by us upon the exercise of the warrants issued to the investors (provided such exercise is within an applicable tail period). With respect to our October 12, 2004 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the purchasers are all sophisticated, accredited investors, there was no general solicitation and the purchasers had access to material information of Simtek.

     On May 5, 2005, we closed a share purchase agreement for a $4,000,000 private placement of 6,740,816 shares of our common stock and warrants to acquire 5,055,612 shares of our common stock with Cypress Semiconductor Corporation, as well as a production and development agreement with Cypress to jointly develop an "S8" 0.13-micron silicon-oxide-nitride-oxide-silicon (SONOS) nonvolatile memory production process. The production and development agreement also calls for Cypress to produce one or more Simtek products, as designated by Simtek, using the S8 process. The warrants have a 10-year term with an exercise price of $0.7772. With respect to our May 5, 2005 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as Cypress is a sophisticated, accredited investor, there was no general solicitation and Cypress had access to material information of Simtek.

     Harold Blomquist, our current President and Chief Executive Officer, purchased 200,000 shares of our common stock for $108,400 on May 19, 2005, and 275,000 shares of our common stock for $81,950 on November 9, 2005, in each case pursuant to Mr. Blomquist's employment agreement with us. We issued 150,000 shares of our common stock to Douglas Mitchell, our former President, Chief Executive Officer and Chief Financial Officer (acting), on June 15, 2005, and 50,000 shares of our common stock on November 25, 2005, in each case pursuant to the terms of his separation agreement with us. With respect to the issuances to Mr. Blomquist and Mr. Mitchell, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as each is or was an officer and director of Simtek, each is a sophisticated investor, each had access to material information of Simtek and there was no general solicitation.

     On June 28, 2005, we issued warrants to purchase 200,000 shares of our common stock to the RENN Capital Group in exchange for a waiver of certain provisions relating to the 7.5% convertible debentures issued to the RENN Capital Group in 2002. These warrants have 5-year terms with an exercise price of $0.50 per share. With respect to our June 28, 2005 transaction, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the RENN Capital Group are sophisticated, accredited investors, there was no general solicitation and the RENN Capital Group had access to material information of Simtek.

     On December 30, 2005, we issued to ZMD 6,260,713 shares of our common stock as partial payment for the assets we acquired from ZMD pursuant to the Asset Purchase Agreement, dated December 7, 2005, between us and ZMD. With respect to our December 30, 2005 transaction with ZMD, we issued such securities in reliance upon Rules 506 and 901 promulgated under, and Section 4(2) of, the Securities Act, as ZMD is a sophisticated, accredited investor, there was no general solicitation and ZMD had access to material information of Simtek.

     On December 30, 2005, we issued, for an aggregate price of $11,000,000, the amounts of shares indicated to the following investors: Crestview Capital Master LLC (24,687,500 shares); Straus Partners, LP (781,250 shares); Straus GEPT Partners, LP (781,250 shares); Big Bend XXVII Investments, L.P. (14,375,000 shares); Toibb Investment LLC (11,875,000 shares); Michael Seedman (625,000 shares); RENN Capital Group (9,375,000 shares); and SF Capital Partners Ltd. (6,250,000 shares). In addition, on December 30, 2005, we issued a warrant to purchase 1,062,500 shares of our common stock to C. E. Unterberg, Towbin, the investment banking firm that advised us in the December 30, 2005 offering, as partial payment for such services. This warrant has a five-year term and an exercise price of $0.28 per share. With respect to our December 30, 2005 transaction with such purchasers and our issuance to C. E. Unterberg, Towbin, we issued such securities in reliance upon Rule 506 promulgated under, and Section 4(2) of, the Securities Act, as the securityholders are all sophisticated, accredited investors, there was no general solicitation and the securityholders had access to material information of Simtek.

Item 16.  Exhibits

Unless otherwise indicated, all exhibits listed below are incorporated herein by reference.

 3.1      Amended and Restated Articles of Incorporation.(19)
 3.2      Bylaws.(2)
 4.1      1987-I Employee Restricted Stock Plan.(1)
 4.2 Form of Restricted Stock Agreement between the Company and Participating Employees.(1)
 4.3      Form of Common Stock Certificate.(3)
 4.4      Simtek Corporation 1991 Stock Option Plan.(4)
 4.5 Form of Incentive Stock Option Agreement between the Company and Eligible Employees.(4)
 4.6      1994 Non-Qualified Stock Option Plan.(5)
 4.7      Amendment to the 1994 Non-Qualified Stock Option Plan.(6)
 4.8 Q-DOT Group, Inc. Incentive Stock Option Plan of March 1994 adopted by Simtek (9)
 4.9 Form of Q-DOT Group, Inc. Incentive Stock Option Agreement between the Company and Eligible Employees.(9)
 4.10     Amendment to the 1994 Non-Qualified Stock Option Plan.(9)
 4.11     Amendment to the 1994 Non-Qualified Stock Option Plan (17)
 5.1      Opinion of Holme Roberts & Owen LLP
 5.2 Opinion of Holme Roberts & Owen LLP, dated October 26, 2005, with respect to 200,000 of the shares being registered *
 5.3 Opinion of Holme Roberts & Owen, LLP, dated June 22, 2005 with respect to 25,013,795 shares (of which 24,963,795 remaining unsold shares are still being registered) *
 5.4 Opinion of Holme Roberts & Owen LLP, dated March 28, 2005, with respect to 8,126,936 shares (of which 7,535,336 remaining unsold shares are still being registered) *
 10.1 Form of Non-Competition and Non-Solicitation Agreement between the Company and certain of its employees.(1)
 10.2 Form of Employee Invention and Patent Agreement between the Company and certain of its employees.(1)
 10.3 Manufacturing Agreement between Chartered Semiconductor Manufacturing, PTE, LTD. and Simtek Corporation dated September 16, 1992(6)
 10.4 Separation Agreement, dated May 9, 2005, between Simtek Corporation and Douglas M. Mitchell(8)
 10.5 Technology Development, License and Product Agreement between Amkor Technology and Simtek (10)
 10.6 Manufacturing Services Agreement between Amkor Technology, Inc. and Simtek Corp (10)
 10.7 Convertible Loan Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (11)
 10.8 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and BSFSUS Special Opportunities Trust, PLC (11)
 10.9 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and Renaissance Capital Growth & Income Fund III, Inc. (11)
 10.10 7.5% $1,000,000 Convertible Debenture between Simtek Corporation and Renaissance Capital US Growth & Income Trust, PLC (11)

10.11 Borrowers Security Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (11)
10.12 Pledge Agreement between Simtek Corporation as borrower and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth and Income Trust, PLC and BFSUS Special Opportunities Trust, PLC as lenders (11)
10.13 Technology Development, License and Product Agreement between Amkor Technology and Simtek - Amended September 2002 (12)
10.14 Assignment, dated February 21, 2003, of the Agreement(s) between Simtek Corporation and Amkor Technology, Inc.(13)
10.15 Securities Purchase Agreement between Simtek Corporation and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth Investment Trust, PLC and BFSUS Special Opportunities Trust, PLC(14)
10.16     Form of $1.25 Stock Purchase Warrant(14)
10.17     Form of $1.50 Stock Purchase Warrant(14)
10.18 Amendment dated January 27, 2004 between Simtek Corporation and Baja Properties, LLC (Landlord) (together with amendment dated June 7, 2000 and underlying lease dated July 26, 2000) (15)
10.19 Securities Purchase Agreement, dated October 12, 2004, by and among the Company, SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD (16)
10.20 Form of Warrant (attached as Exhibit A to Securities Purchase Agreement, dated October 12, 2004, by and among the Company, SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD) (16)
10.21 Form of Registration Rights Agreement (attached as Exhibit B to Securities Purchase Agreement, dated October 12, 2004, by and among the Company, SF Capital Partners Ltd., Bluegrass Growth Fund LP and Bluegrass Growth Fund LTD) (16)
10.22 Share Purchase Agreement, dated May 4, 2005, by and between the Company and Cypress Semiconductor Corporation (20)
10.23 Development and Production Agreement, dated May 4, 2005, by and between the Company and Cypress Semiconductor Corporation (20)
10.24 Escrow Agreement, dated May 4, 2005, by and among the Company, Cypress Semiconductor Corporation and U.S. Bank, National Association (20)
10.25 Stock Purchase Warrant, dated May 4, 2005, from the Company to Cypress Semiconductor Corporation (20)
10.26 Registration Rights Agreement, dated May 4, 2005, by and between the Company and Cypress Semiconductor Corporation (20)
10.27     Employment agreement by and between the Company and Harold Blomquist
          (8)
10.28 Waiver letter agreement, dated June 28, 2005, by and between the Company, Q-DOT, Inc., Renaissance Capital Growth & Income Fund III, Inc., Renaissance US Growth Investment Trust PLC and BFS US Special Opportunities Trust PLC (21)
10.29 Asset Purchase Agreement, dated August 30, 2005, by and among Hittite Microwave Corporation, HMC Acquisition Corporation, the Company and Q-DOT, Inc. (22)
10.30 Escrow Agreement, dated August 30, 2005, by and among the Company, Q-DOT, Inc., Hittite Microwave Corporation, HMC Acquisition Corporation, and U.S. Bank, National Association (22)
10.31 Confidentiality, Non-Disclosure and Restrictive Covenant Agreement, dated August 30, 2005, by and among Hittite Microwave Corporation, HMC Acquisition Corporation, the Company and Q-DOT, Inc. (22)
10.32 Asset Purchase Agreement, dated December 7, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (23)
10.33 Form of License Agreement, dated December 30, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (23)
10.34 Form of Non-Competition and Non-Solicitation Agreement, dated December 30, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (23)
10.35 Form of Registration Rights Agreement, dated December 30, 2005, by and between the Company and Zentrum Mikroelektronik Dresden AG (23)
10.36 Form of Securities Purchase Agreement, dated December 30, 2005, by and among the Company various purchasers (24)

10.37 Form of Registration Rights Agreement, dated December 30, 2005, by and among the Company and various purchasers (24)
13.1      Annual Report on Form 10-KSB for the fiscal year ended December 31,
          2004 (18)
23.1 Consent of Independent Registered Public Accounting Firm (filed as an exhibit hereto)
23.2      Consent of Holme Roberts & Owen LLP is included in Exhibit 5.1
24.1      Power of Attorney

-----------------
*    Previously filed.
(1) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on November 19, 1990.
(2) Incorporated by reference to the Company's Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on February 4, 1991.
(3) Incorporated by reference to the Company's Amendment No. 2 to Form S-1 Registration Statement (Reg. No. 33-37874) filed with the Commission on March 4, 1991.
(4) Incorporated by reference to the Company's Form S-1 Registration Statement (Reg. No. 33-46225) filed with the Commission on March 6, 1992.
(5) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 25, 1995
(6) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 27, 1996
(7) Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Commission on March 24, 1998
(8) Incorporated by reference to the Form 8-K filed with the Commission on May 12, 2005
(9) Incorporated by reference to the Company's Form S-8 Registration Statement (Reg. No. 333-73794) filed with the Commission on November 20, 2001
(10) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 27, 2002
(11) Incorporated by reference to the Company's Quarterly Report on Form 10-QSB filed with the Commission on August 13, 2002
(12) Incorporated be reference to the Company's Quarterly Report on Form 10-QSB filed with the Commission on November 8, 2002
(13) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 27, 2003
(14) Incorporated by reference from the Current Report on Form 8-K filed by the Company with the SEC on November 12, 2003
(15) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 4, 2004
(16) Incorporated by reference from the Current Report on Form 8-K filed by the Company with the Commission on October 12, 2004
(17) Incorporated by reference to the Company's Form S-8 Registration Statement (Reg. No. 333-1210005) filed with the Commission on December 7, 2004
(18) Incorporated by reference to the Company's Annual Report on Form 10-KSB filed with the Commission on March 17, 2005 as amended by the Company's Amended Annual Report on Form 10-KSB filed with the Commission on May 11, 2005
(19) Incorporated by reference to the Company's Form S-2 Registration Statement (Reg. No. 333-123639) filed with the Commission on March 29, 2005
(20) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on May 10, 2005
(21) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on July 5, 2005
(22) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on September 6, 2005
(23) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on December 13, 2005
(24) Incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on January 3, 2006

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R.ss.230.424(b)) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on February 27, 2006.

                                      Simtek Corporation,
                                      a Colorado corporation

                                      By:  /s/Brian Alleman
                                         --------------------------------------
                                           Brian Alleman
                                           Secretary, Vice President and
                                           Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE


 * /s/Harold Blomquist
------------------------------------------------------
Harold Blomquist, Chairman,
Chief Executive Officer and President
February 27, 2006


  /s/Brian Alleman
------------------------------------------------------
Brian Alleman, Secretary, Vice President and Chief
Financial Officer
February 27, 2006


 * /s/Robert Keeley
------------------------------------------------------
Robert Keeley, Director
February 27, 2006


 * /s/Alfred Stein
------------------------------------------------------
Alfred Stein, Director
February 27, 2006


  *  /s/Ronald Sartore
------------------------------------------------------
Ronald Sartore, Director
February 27, 2006


   /s/Kimberley Carothers
------------------------------------------------------
Kimberley Carothers
Controller (Principal Accounting Officer)
February 27, 2006

* By /s/Brian Alleman, Attorney in Fact